                                                                   EXHIBIT 12.1

                              WIRELESS ONE, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                          PERIOD FROM
                          FEBRUARY 4,
                              1993           YEAR            YEAR            THREE MONTHS
                         (INCEPTION) TO     ENDED           ENDED           ENDED MARCH 31,
                          DECEMBER 31,   DECEMBER 31,    DECEMBER 31,    ------------------------
                              1993           1994            1995          1995          1996
                         --------------  ------------    ------------    ---------    -----------
Earnings
  Net Loss..............   $(162,610)    $(2,261,813)    $(7,692,474)    $(703,293)   $(6,079,832)
  Add:
    Provision for income
     tax benefit........         --              --              --            --             --
Fixed charges...........       5,743         238,781       4,257,967       127,420      5,151,848
                           ---------     -----------     -----------     ---------    -----------
Earnings as
 adjusted(A)............   $(156,867)    $(2,023,032)    $(3,434,507)    $(575,873)   $  (927,984)
                           =========     ===========     ===========     =========    ===========
Fixed charges
  Interest expense......   $     411     $   152,460     $ 4,070,184     $ 114,090    $ 5,009,893
  Rents under leases
   representative of an
   interest factor(1)...       5,332          86,321         187,783        13,330        141,955
                           ---------     -----------     -----------     ---------    -----------
Fixed charges as
 adjusted(B)............   $   5,743     $   238,781     $ 4,257,967     $ 127,420    $ 5,151,848
                           =========     ===========     ===========     =========    ===========
Ratio of earnings to
 fixed charges (A)
 divided by (B).........         -- (2)          -- (2)          -- (2)        -- (2)         -- (2)
                           =========     ===========     ===========     =========    ===========
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(1) Management of Wireless One, Inc. believes approximately one-third of rental and lease expense is representative of the interest component of rent expense.

(2) For the period from February 4, 1993 (inception) to December 31, 1993, the years ended December 31, 1994 and 1995 and the three months ended March
    31, 1995 and 1996, earnings were inadequate to cover fixed charges by $162,810, $2,261,813, $7,692,474, $703,293, and $6,079,832, respectively.